Exhibit 10.32

AGREEMENT RELATING TO ADDITIONAL TRADEMARK

This Agreement Relating to Additional Trademark (this “Agreement”) is made as of July ___, 2005 (the “Effective Date”) by and between Elan Pharmaceuticals, Inc. (“EPI”) and Acorda Therapeutics, Inc. (“Acorda”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in that certain Asset Purchase Agreement by and between EPI and Acorda dated as of July 21, 2004 (the “Asset Purchase Agreement”).

RECITALS

        A.        Acorda desires to utilize the trademark “Zanaflex Capsules” (the “Mark”) in connection with Zanaflex Capsules; and

        B.         The parties desire set forth rights and obligations relating to the Mark as set forth herein.

                NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.             Rights to Mark.  The parties hereby agree that, subject to the rights granted to Acorda by making and deeming the Mark a “Product Trademark” under the Asset Purchase Agreement and Trademark License Agreement as set forth in the following paragraph, all right, title and interest in and to the Mark and all goodwill associated therewith shall be owned exclusively by EPI, and each party will execute and deliver any and all instruments and documents and perform any and all acts necessary to vest such right, title and interest in EPI.

The Mark shall be and shall be deemed to be a Product Trademark for all purposes under the Asset Purchase Agreement, the Elan Disclosure Schedule and the Trademark License Agreement, and shall be subject to all of the rights and obligations of the parties relating to the Product Trademarks contained in such documents; provided that, notwithstanding the foregoing or anything to the contrary contained in such documents, none of the representations and warranties of EPI contained in Article VI of the Asset Purchase Agreement shall apply to the Mark.

Acorda hereby represents and warrants to EPI that any use by Acorda of the Mark will comply with all applicable Laws.  Acorda agrees that for purposes of its indemnification obligations relating to Assumed Liabilities contained within Section 11.02(b)(iv) of the Asset Purchase Agreement, the use by Acorda or its Affiliates of the Mark in connection with the Products shall be deemed to be included within the operation of the Business by Acorda or its Affiliates after the Closing.

2.             Registration of Mark. As soon as is practicable after the Effective Date, EPI shall use commercially reasonable efforts to apply for and to obtain registration of the Mark in its name with the United States Patent and Trademark Office (the “PTO”), using trademark

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

counsel engaged by EPI.  Acorda will reimburse EPI for the fees of such counsel (including but not limited to fees incurred in performing customary searches for conflicting trademarks), filing fees and other fees incident to such application and registration activities; provided that in no event shall such fees to be reimbursed by Acorda in the aggregate exceed $2,500 (the “Cap”). Acorda hereby represents and warrants to EPI that it knows of no trademarks currently in use anywhere in the world that would conflict with EPI’s ownership or goodwill in the Mark, or that would reasonably be expected to adversely affect EPI’s ability to obtain registration of the Mark with the PTO.  EPI shall notify Acorda within two (2) business days upon registration or rejection of the Mark by the PTO.

3.             Conflicts.  Except as amended by this Agreement, each of the Asset Purchase Agreement, the Elan Disclosure Schedule and the Trademark License Agreement shall continue in full force and effect.  In the event of any conflict between the terms of the Agreement and the terms of any of the Asset Purchase Agreement, the Elan Disclosure Schedule and the Trademark License Agreement, the terms of this Agreement shall govern and control.

4.             Further Assurances.  The parties agree to execute such further instruments, agreements and documents and to take such further actions as may reasonably be necessary to carry out the intent of this Agreement.

5.             Counterparts.  This Agreement may be executed in any number of counterparts, each which shall be deemed an original, and all of which together shall constitute one instrument.

6.             Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement, and the balance of this Amendment shall be interpreted as if such provision(s) were so excluded.

7.             Entire Agreement.  This Agreement, together with the documents referenced herein, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

8.             Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to conflict of law principles.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ELAN PHARMACEUTICALS, INC.

By:	/s/Joe Boudreau
Name:	Joe Boudreau
Title:	SVP

ACORDA THERAPEUTICS, INC.

By:	/s/Ron Cohen
Name:	Ron Cohen
Title:	President & CEO